Exhibit 99.1

The Financial Information about Segments of Leucadia National Corporation (“the Company”) included in this Exhibit 99.1 has been revised to reflect Keen Energy Services, LLC (“Keen”) as a discontinued operation in the Company’s consolidated financial statements.  All other information included in this exhibit remains unchanged and does not reflect any other events or developments that have occurred subsequent to February 27, 2012.  More current information is included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 and other filings with the Securities and Exchange Commission.  This exhibit should be read in conjunction with Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures about Market Risk, and Financial Statements and Supplementary Data included in exhibits 99.2, 99.3, 99.4 and 99.5, respectively.

Item 1.                      Business.

Financial Information about Segments

The Company’s reportable segments consist of the consolidated operating units identified above, which offer different products and services and are managed separately.  Other operations primarily consist of the Company’s wineries and energy projects.  As a result of the classification of Keen Energy Services, LLC (“Keen”) as a discontinued operation, the Company no longer has an oil and gas drilling services segment.

Associated companies include equity interests in other entities that the Company accounts for under the equity method of accounting.  Investments in associated companies that are accounted for under the equity method of accounting include HomeFed Corporation (“HomeFed”), a corporation engaged in real estate activities, Linkem S.p.A. (“Linkem”), a wireless broadband services provider in Italy, JHYH, Berkadia and Garcadia, a joint venture that owns automobile dealerships.  Associated companies also include the Company’s investments in Jefferies and Mueller which are accounted for at fair value rather than under the equity method of accounting.

Corporate assets primarily consist of the deferred tax asset, investments and cash and cash equivalents and corporate revenues primarily consist of investment and other income and securities gains and losses.  Corporate assets include the Company’s investment in Fortescue and in the common shares of Inmet Mining Corporation (“Inmet”), a Canadian-based global mining company.  Corporate assets, revenues, overhead expenses and interest expense are not allocated to the operating units.

Conwed Plastics has a manufacturing and sales facility located in Belgium, National Beef has sales offices in and exports its products to various countries and the Company owns a small Caribbean-based telecommunications provider; these are the only foreign operations with non-U.S. revenue or assets that the Company consolidates.  Unconsolidated non-U.S. based investments include the investments in Fortescue, Inmet and Linkem.

Certain information concerning the Company’s segments is presented in the following table.  Consolidated subsidiaries are reflected as of the date a majority controlling interest was acquired, which was December 30, 2011 for National Beef.  Since National Beef’s operating activities subsequent to the acquisition during 2011 were not significant they have not been included in the Company’s 2011 consolidated statement of operations.  Associated Companies are not considered to be a reportable segment, but are reflected in the table below under income (loss) from continuing operations before income taxes and identifiable assets employed.

	2011	2010	2009
	(In thousands)
Revenues and other income (a):
Manufacturing:
Idaho Timber	$159,026	$172,908	$142,709
Conwed Plastics	85,961	87,073	82,094
Gaming Entertainment	117,238	114,809	103,583
Domestic Real Estate	96,501	17,075	30,637
Medical Product Development	378	123	5,147
Other Operations (b)	69,038	67,119	51,764
Corporate (c)	906,480	744,337	98,815
Total consolidated revenues and other income	$1,434,622	$1,203,444	$514,749

Income (loss) from continuing operations before income taxes:
Manufacturing:
Idaho Timber	$(3,787)	$547	$(12,680)
Conwed Plastics	5,916	8,803	11,578
Gaming Entertainment	12,616	(2,159)	2,379
Domestic Real Estate	80,919	(54,935)	(71,298)
Medical Product Development	(42,696)	(25,443)	(23,818)
Other Operations (b)	(24,374)	(17,487)	(26,434)
Income (loss) related to Associated Companies	(612,362)	375,021	805,803
Corporate (c)	648,861	473,614	(167,619)
Total consolidated income from continuing
operations before income taxes	$65,093	$757,961	$517,911

Depreciation and amortization expenses:
Manufacturing: (d)
Idaho Timber	$5,299	$6,131	$8,631
Conwed Plastics	6,509	9,068	8,476
Gaming Entertainment	16,785	16,657	16,532
Domestic Real Estate	3,461	6,163	8,408
Medical Product Development	845	870	836
Other Operations (d)	9,922	7,183	8,125
Corporate	23,296	20,979	18,441
Total consolidated depreciation and amortization expenses	$66,117	$67,051	$69,449

Identifiable assets employed:
Beef Processing	$1,786,855	$–	$–
Manufacturing:
Idaho Timber	71,859	84,436	94,211
Conwed Plastics	56,539	60,822	67,940
Gaming Entertainment	243,888	253,221	266,951
Domestic Real Estate	254,885	255,027	311,571
Medical Product Development	27,893	16,950	26,702
Other Operations	226,051	165,644	158,326
Investments in Associated Companies	1,991,795	2,274,163	2,764,885
Corporate	4,388,961	6,004,942	2,659,148
Assets of discontinued operations	214,463	235,093	412,630
Total consolidated assets	$9,263,189	$9,350,298	$6,762,364

(a)
Revenues and other income for each segment include amounts for services rendered and products sold, as well as segment reported amounts classified as investment and other income and net securities gains (losses) in the Company’s consolidated statements of operations.

(b)
Other operations include pre-tax losses of $28,598,000, $16,076,000 and $25,324,000 for the years ended December 31, 2011, 2010 and 2009, respectively, for the investigation and evaluation of various energy related projects.  There were no significant operating revenues or identifiable assets associated with these activities in any period; however, other income includes $5,366,000 and $11,143,000 in 2011 and 2010, respectively, with respect to government grants to reimburse the Company for certain of its prior expenditures, which were fully expensed as incurred.

(c)
Net securities gains (losses) for Corporate aggregated $641,480,000, $179,494,000 and $(21,106,000) during 2011, 2010 and 2009, respectively.  Corporate net securities gains (losses) are net of impairment charges of $3,586,000, $2,474,000 and $31,420,000 during 2011, 2010 and 2009, respectively.  In 2011, security gains included gains of $628,197,000 from the sale of certain of the Company’s common shares of Fortescue.  In 2010, security gains include a gain of $66,200,000 from the sale of the Company’s investment in Light and Power Holdings, Ltd. (“LPH”), the parent company of the principal electric utility in Barbados, and a gain of $94,918,000 from the sale of certain of the Company’s common shares of Fortescue.  Corporate investment and other income includes the gain on sale of the Company’s remaining interest in the Cobre Las Cruces copper mining project (“Las Cruces”) to Inmet of $383,369,000 in 2010.

(d)	Includes amounts classified as cost of sales.

(e)	For the years ended December 31, 2011, 2010 and 2009, interest expense was primarily comprised of Corporate; interest expense for other segments was not significant.

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